Exhibit 10.1

EXECUTION VERSION

TERM LOAN AGREEMENT

Dated as of May 15, 2026

Among

HUBBELL INCORPORATED,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A. and

HSBC SECURITIES (USA) INC.,

as Syndication Agents

CITIBANK, N.A.,

M&T BANK,

TD BANK, N.A. and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC. and

HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(Continued)

-ii-

(Continued)

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Financial Covenant Compliance Certificate
Exhibit C	Form of Term Loan Promissory Note
Exhibit D	Form of Solvency Certificate

SCHEDULES

Schedule 2.01	Commitments
Schedule 4.07	Litigation
Schedule 6.02	Indebtedness

-iii-

TERM LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”) dated as of May 15, 2026, among HUBBELL INCORPORATED, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

“Agent-Related Person” has the meaning assigned to such term in Section 10.03(c).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to such term in Section 10.06.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.

“Applicable Interest Addition” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or RFR Loan, as the case may be, the applicable percent per annum set forth below under the caption “Applicable Interest Addition for ABR Loans” or “Applicable Interest Addition for Term Benchmark Loans and RFR Loans”, as the case may be, opposite the Debt Ratings in effect on such day:

Debt Ratings (S&P/Fitch/Moody’s)	Applicable Interest Addition for ABR Loans	Applicable Interest Addition for Term Benchmark Loans and RFR Loans
Level 1 AA- or higher/ AA- or higher/Aa3 or higher	0.000%	0.500%
Level 2 A+/A+/A1	0.000%	0.625%
Level 3 A/A/A2	0.000%	0.750%
Level 4 A-/A-/A3	0.000%	0.875%
Level 5 BBB+/BBB+/Baa1	0.000%	1.000%
Level 6 BBB or lower/ BBB or lower/Baa2 or lower	0.125%	1.125%

“Applicable Parties” has the meaning assigned to it in Section 10.01(d)(iii).

“Applicable Percentage” means, with respect to any Lender, (i) at any time prior to the funding of the Loans on the Funding Date, the percentage of the total Commitments represented by such Lender’s Commitment and (ii) from and after the funding of the Loans on the Funding Date, the percentage equal to such Lender’s outstanding principal amount of the Loans divided by the aggregate outstanding amount of the Loans of all Lenders; provided that, in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Applicable Ticking Fee Rate” means, for any day that percent per annum set forth below opposite the Debt Ratings in effect on such day:

Debt Ratings (S&P/Fitch/Moody’s)	Applicable Ticking Fee Rate
Level 1 AA- or higher/AA- or higher/Aa3 or higher	0.040%
Level 2 A+/A+/A1	0.050%
Level 3 A/A/A2	0.060%
Level 4 A-/A-/A3	0.080%
Level 5 BBB+/BBB+/Baa1	0.100%
Level 6 BBB or lower/BBB or lower/Baa2 or lower	0.120%

“Approved Borrower Portal” has the meaning assigned to it in Section 10.01(e)(i).

“Approved Electronic Platform” has the meaning assigned to it in Section 10.01(d)(i).

“Approved Fund” has the meaning assigned to such term in Section 10.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc. and HSBC Securities (USA) Inc., in its capacity as a joint lead arranger and joint bookrunner for the credit facility evidenced by this Agreement.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan (following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR, or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR, or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion in consultation with the Borrower, are appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in its reasonable discretion in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion in consultation with the Borrower that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in its reasonable discretion in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Hubbell Incorporated, a Connecticut corporation, and its successors and assigns.

“Borrower Communications” has the meaning assigned to it in Section 10.01(e).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be a day that is also a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on December 22, 2017 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

“Certain Funds Period” has the meaning assigned to such term in Section 3.03.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 10.13.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Loan on the Funding Date in the amount set forth opposite such Lender’s name on Schedule 2.01, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $900,000,000.

“Communications” has the meaning assigned to such term in Section 10.01(d).

“Consistent Basis” means, with regard to the application of accounting principles, accounting principles consistent in all material respects with the accounting principles used and applied in preparation of the audited financial statements previously delivered to the Lenders and referred to in Section 4.06, except as to changes required or permitted by GAAP and subject to the provisions of Section 1.04.

“Continuing Directors” means the directors of the Borrower on the Effective Date, and each other director, if, in each case, such other director’s nomination is recommended by at least 66 2⁄3% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder of which the Borrower or any Subsidiary is a part or may become a part or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower or any Subsidiary is a part or may become a part or (iii) the group of corporations, trades or business that are treated as a single employer under Section 4001(a)(14) or 4001(b) of ERISA or (iv) solely for purposes of Section 412 of the Code and Section 302 of ERISA, the group of corporations, trades or business that are treated as a single employer together with the Borrower or any Subsidiary under Section 414(m) or (o) of the Code.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“CPRA” means the California Privacy Rights Act.

“Credit Party” means the Administrative Agent or any Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR shall ever be less than the Floor, than the Daily Simple SOFR shall be deemed to be the Floor.

“Debt for Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Debt for Borrowed Money of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt for Borrowed Money secured thereby has been assumed, (d) all Guarantees by such Person of Debt for Borrowed Money of others and (e) all obligations of such Person as an account party in respect of the drawn amount (if any) of letters of credit, letters of guaranty or bankers’ acceptances. The Debt for Borrowed Money of any Person shall include the Debt for Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt for Borrowed Money provide that such Person is not liable therefor.

“Debt Ratings” means, as of any date of determination, the rating as announced by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”) of:

(a) the Borrower’s senior unsecured long-term indebtedness for borrowed money that is not Guaranteed by any other Person or subject to any other credit enhancement; or

(b) if the applicable rating agency does not have a rating in effect with respect to the Borrower’s debt referred to in the foregoing clause (a), the credit facility provided for herein or, if no such rating is in effect, the rating of the Borrower’s other senior unsecured debt securities;

provided that, if the applicable Debt Ratings announced by S&P, Fitch and Moody’s fall within different levels, the middle Debt Rating shall govern for the purposes of determining the Applicable Ticking Fee Rate and the Applicable Interest Addition (provided that if two of such Debt Ratings fall within the same level (the “majority level”), the majority level shall govern for the purposes of determining the Applicable Ticking Fee Rate and the Applicable Interest Addition). If any of Moody’s, S&P or Fitch shall not have in effect a Debt Rating (other than by reason of the circumstances described in the next succeeding sentence), then the higher Debt Rating of the two remaining rating agencies which have a Debt Rating in effect shall govern for purposes of determining the Applicable Ticking Fee Rate and the Applicable Interest Addition unless the Debt Ratings are more than one level apart, in which case the level one level lower than the higher Debt Rating shall govern for purposes of determining the Applicable Ticking Fee Rate and the Applicable Interest Addition, and if only one of Moody’s, S&P or Fitch has in effect a Debt Rating (other than by reason of the circumstances described in the next succeeding sentence), then the Debt Rating of the rating agency which has a Debt Rating in effect shall govern for purposes of determining the Applicable Ticking Fee Rate and the Applicable Interest Addition. If the rating system of Moody’s, S&P or Fitch shall materially change, or if each such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Debt Ratings from such rating agencies, and, pending the effectiveness of any such amendment, the Debt Ratings shall be determined by reference to the ratings most recently in effect prior to such change or cessation. Any change in the Debt Rating shall be effective as of the date on which it is first announced by the applicable rating agency, and notice of such change shall be provided by the Borrower to the Administrative Agent no more than five Business Days after the date of such announcement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Documentation Agent” means each of Citibank, N.A., M&T Bank, TD Bank, N.A. and U.S. Bank National Association, in its capacity as a co-documentation agent for the credit facility evidenced by this Agreement.

“Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any applicable federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA), trade or business which, together with the Borrower or any Subsidiary, would be deemed to be a member of the same Controlled Group.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income, franchise Taxes and branch profits Taxes, imposed by the United States of America (or any subdivision thereof or therein), or by the jurisdiction (or any subdivision thereof or therein) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) in which it is subject to such taxation as a result of a present or former connection between such Administrative Agent, Lender, or other recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising only as a result of the Administrative Agent, Lender, or other recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(e), and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate or Daily Simple SOFR shall be 0%.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Funding Date” means the date on which the conditions specified in Section 3.02 are satisfied (or waived in accordance with Section 10.02).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person in respect of Swap Agreements and (l) all obligations of such Person to make lease payments or other payments under any “synthetic lease”. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes that are imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Intellectual Property” means all intellectual and similar property, including inventions, designs, patents, patent registrations and applications, trademarks, trademark registrations and applications, trade dress, service marks, copyrights, copyright registrations and applications, know-how and trade secrets.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, (1) the last day of each March, June, September and December and (2) the Maturity Date, (b) with respect to any Term Benchmark Loan, (1) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (2) the Maturity Date and (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, in each case, as the Borrower may elect (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lender-Related Person” has the meaning assigned to such term in Section 10.03(d).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge or security agreement. For the purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan” means a loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e), and any and all other agreements, instruments, documents and certificates identified in Sections 3.01, 3.02(c), 3.02(f) and 3.02(h), executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of the Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the commercial lending facility made available hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its payment obligations under this Agreement or (iii) the validity or enforceability of this Agreement, or the rights and remedies of the Lenders hereunder, taken as a whole.

“Maturity Date” means the date that is the third anniversary of the Funding Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group has any outstanding liability or is then making or accruing an obligation to make contributions or has within the preceding five plan years made or been required to make contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

“Net Worth” means, at any date, stockholders’ equity of the Borrower at such time determined in accordance with GAAP applied on a Consistent Basis.

“NSI” means NSI Electrical Buyer, Inc., a Delaware corporation.

“NSI Acquisition” means the acquisition, directly or indirectly, by the Borrower of all of the issued and outstanding shares of common stock of NSI, pursuant to the NSI Acquisition Agreement.

“NSI Acquisition Agreement” means that certain Stock Purchase Agreement (including the exhibits and schedules thereto), dated as of May 1, 2026, by and among Hubbell Incorporated (Delaware), a Delaware corporation and Wholly-Owned Subsidiary of the Borrower, as the purchaser, NSI, as the company, NSI Buyer, LP, a Delaware limited partnership, as the seller, and, solely for purposes of Section 13.17 thereof, the Borrower, as amended from time to time; provided that any reference herein to the NSI Acquisition Agreement as in effect on a specified date shall mean the NSI Acquisition Agreement, as amended through such date.

“NSI Acquisition Agreement Representations” means the representations made by or with respect to NSI and its Subsidiaries in the NSI Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has (or a Subsidiary of the Borrower has) the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or its Subsidiary’s) obligations under the NSI Acquisition Agreement, or to decline to consummate the NSI Acquisition pursuant to the NSI Acquisition Agreement, as a result of a breach of such representations in the NSI Acquisition Agreement.

“NSI Signing Date” means May 1, 2026.

“NSI Material Adverse Change” has the meaning specified in Section 3.02(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means (a) the obligation of the Borrower to pay the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to it, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement (other than any such Other Connection Taxes imposed on assignments following the primary syndication or any sale of participations).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning set forth in Article VIII.

“Payment Notice” has the meaning set forth in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five plan years preceding the date of this Agreement was maintained, for employees of the Borrower, any Subsidiary or an ERISA Affiliate or with respect to which the Borrower has, or could reasonably be expected to have, any liability (including on account of an ERISA Affiliate).

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means, in respect of any Lien: (a) any manufacturing facility of, or other real property owned by, the Borrower or any of its Subsidiaries located in the United States of America, (b) any accounts receivable, inventory or Intellectual Property of the Borrower or any of its domestic Subsidiaries or (c) any shares of capital stock, other equity ownership interests or intercompany indebtedness of any Subsidiary that owns any of the foregoing.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting and (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.04(b).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 10.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Person” has the meaning assigned to such term in Section 10.03(b).

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.22, (i) at any time prior to the funding of the Loans on the Funding Date, Lenders having outstanding Commitments representing more than 50% of the sum of the total outstanding Commitments at such time and (ii) from and after the funding of the Loans on the Funding Date, Lenders having outstanding Loans representing more than 50% of the sum of the total outstanding Loans at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Party” means the chief executive officer, president, chief financial officer or treasurer of the Borrower.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of March 25, 2025, among the Borrower, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, the issuing banks from time to time party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent thereunder, as amended, restated, supplemented or otherwise modified from time to time.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, on the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State or U.S. Department of Commerce or by the United Nations Security Council, the European Union or the Foreign, Commonwealth and Development Office of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, or (b) the United Nations Security Council, the European Union or the Foreign, Commonwealth and Development Office or His Majesty’s Treasury of the United Kingdom.

“Significant Subsidiary” means, at any time, any Subsidiary that would be a “significant subsidiary” within the meaning of Regulation S-X of the Securities and Exchange Commission.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Outside Date” means the first to occur of (a) 11:59 p.m., New York City time, on the date that is five Business Days after the “Outside Date” (as defined in the NSI Acquisition Agreement as in effect on the NSI Signing Date) (giving effect to any extensions thereof in accordance with the second proviso of Section 12.1(b) of the NSI Acquisition Agreement as in effect on the NSI Signing Date and, for the avoidance of doubt, without giving effect to any automatic extension thereof in accordance with the third proviso of such section), (b) the date of (i) termination of all of the Commitments pursuant to Section 2.09(b) or (ii) the automatic termination of all of the Commitments pursuant to the proviso at the end of Section 7.01 upon the occurrence of an Event of Default specified in Section 7.01(d) with respect to the Borrower, (c) the consummation of the NSI Acquisition without the use of any Loans and (d) the date of any termination in accordance with the terms of the NSI Acquisition Agreement of the Borrower’s (or its applicable Subsidiary’s) obligations under the NSI Acquisition Agreement to consummate the NSI Acquisition.

“Specified Representations” mean each of the representations and warranties (in each case, as applicable to the Borrower) set forth in Sections 4.01 (limited to organization, existence and good standing), 4.02, 4.03(i), 4.03(ii) (but only with respect to Regulation U or Regulation X), 4.03(iii) (but only with respect to debt instruments of the Borrower evidencing debt for borrowed money (or commitments to provide same) in excess for any such instrument of $300,000,000 in aggregate principal amount outstanding or committed), 4.05, 4.09 (but only with respect to the Patriot Act), 4.11 and 4.12(iii).

“Specified Transactions” means, collectively, (i) the NSI Acquisition, (ii) the entering into and funding of the debt facilities of the Borrower, and the issuance by the Borrower of debt securities, in each case, related thereto, (iii) the repayment of certain existing indebtedness of NSI and its Subsidiaries and (iv) the transactions contemplated by or related to, and the payment of the fees, costs and expenses in connection with, the foregoing.

“Subsidiary” means with respect to a Person, at any date, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest having by the terms thereof ordinary voting power (or, in the case of a partnership, has more than 50% of the general partnership interests) at any time. Except as otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower. For the avoidance of doubt, on and after the Funding Date, Subsidiaries of the Borrower shall mean and include NSI and its Subsidiaries.

“Successor Person” has the meaning assigned to such term in Section 6.03.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means each of Bank of America, N.A. and HSBC Securities (USA) Inc., in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.

“Tangible Net Worth” means, at any date, the excess of total assets over total liabilities of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, excluding, however, from the determination of total assets (i) goodwill, capitalized research and development expenses, Intellectual Property, licenses and rights if any in respect thereof, and other similar intangibles and (ii) any items not included in clause (i) above which are treated as intangibles in conformity with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, that if the Term SOFR Rate shall ever be less than the Floor, than the Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark

Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Capitalization” means, at any date, the sum of (a) total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date and (b) Net Worth as of such date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, Daily Simple SOFR or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Wholly-Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (other than nominal qualifying shares held by directors or foreign nationals, in each case, to the extent required by applicable law) are at the time directly or indirectly owned by the Borrower or one or more other Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capital Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make a Loan to the Borrower in a single drawing in Dollars on the Funding Date (which, for the avoidance of doubt, shall occur prior to the Specified Outside Date), in an amount not to exceed such Lender’s Commitment in effect immediately prior to making such Loan, by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

Section 2.02 Loans and Borrowings. (a) Each Loan on the Funding Date shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.14, each Borrowing on the Funding Date shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that any ABR Borrowing or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. After the Funding Date, Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request the Borrowing on the Funding Date, the Borrower shall notify the Administrative Agent of such request by written notice (via a written Borrowing Request signed by the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, two (2) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable, but may be conditional upon the occurrence of the Specified Transactions, in which case such Borrowing Request may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such events) if such events do not occur. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.

Section 2.04 [Intentionally Omitted].

Section 2.05 [Intentionally Omitted].

Section 2.06 [Intentionally Omitted].

Section 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the Funding Date by wire transfer of immediately available funds by (i) 9:00 a.m., New York City time, in the case of a Term Benchmark Borrowing and (ii) 10:00 a.m., New York City time, in the case of an ABR Borrowing, in each case, to the account of the Administrative Agent designated by it for such purpose. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or to any other account designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Borrowing requested to be made on the proposed Funding Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections. (a) The Borrowing made on the Funding Date initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the

Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c) an RFR Loan bearing interest based on Daily Simple SOFR prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)).

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall automatically continue as a Term Benchmark Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) each RFR Borrowing shall be converted to an ABR Borrowing on the last day of the calendar month.

Section 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the first to occur of (i) the Funding Date, immediately after giving effect to the funding of the Loans on such date, and (ii) the Specified Outside Date.

(b) The Borrower may at any time on or prior to the Funding Date terminate, or from time to time on or prior to the Funding Date reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is not less than $1,000,000 or an integral multiple thereof.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction or the occurrence of certain other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Maturity Date, the remaining principal amount of Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that its Loan be evidenced by a promissory note substantially in the form of Exhibit C (or such other form approved by the Borrower and the Administrative Agent, such approval not to be unreasonably withheld). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note in such form payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns) unless such Lender or assignee notifies the Borrower that it does not require a promissory note, in which case such Lender or assignee, as applicable, shall promptly return such promissory note to the Borrower for cancellation.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of (x) a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (y) an RFR Borrowing, not later than 11:00 a.m. New York City time, five (5) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the consummation of a specific transaction or the occurrence of certain other events, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such other credit facility, specific transaction or other event, as applicable) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

Section 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent ticking fees for the account of each Lender, which shall accrue at the Applicable Ticking Fee Rate on the aggregate undrawn amount of the Commitments on each day during the period from and including August 29, 2026 to but excluding the earlier of the Funding Date and the Specified Outside Date. Such fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the earlier of the Funding Date and the Specified Outside Date, commencing on the first such date to occur after the date hereof. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Interest Addition.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Interest Addition.

(c) The Loans comprising each RFR Borrowing shall bear interest at a rate per annum equal to Daily Simple SOFR plus the Applicable Interest Addition.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest computed by reference to the Term SOFR Rate, the Alternate Base Rate (except when based on the Prime Rate) or Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. (a) Subject to clauses (b) (c), (d), (e) and (f) of this Section 2.14, if:

(i)

the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii)

the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of

Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing if Daily Simple SOFR is the subject of Section 2.14(a)(i) or (ii) above shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted if Daily Simple SOFR is the subject of Section 2.14(a)(i) or (ii) above by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may in consultation with the Borrower modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may in consultation with the Borrower modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) an RFR Borrowing or conversion to RFR Loans to be made or converted, in each case, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject the Administrative Agent or any Lender to any Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered as reasonably determined by such Person (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 2.15(a) after consideration of such factors as such Person then reasonably determines to be relevant).

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.15(b) after consideration of such factors as such Lender then reasonably determines to be relevant).

(c) [Intentionally Omitted].

(d) A certificate of a Lender describing in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that no Lender shall be required to include in any such certificate any proprietary information (including, without limitation, any pricing information) or any other information that may not be disclosed pursuant to applicable confidentiality requirements or applicable law. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) If any Lender shall subsequently recoup any costs (other than from the Borrower) for which such Lender has previously been compensated by the Borrower under this Section 2.15, such Lender shall remit to the Borrower an amount equal to the amount of such recoupment.

Section 2.16 Break Funding Payments. (a) With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (except in the case when such notice may be revoked under Section 2.09(c) or Section 2.11(b) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that the Borrower shall not be required to compensate any Lender under this Section 2.16(a) for any cost of terminating or liquidating any hedge or related trading position (such as a rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, swaption or any other similar transaction). A certificate of any Lender describing in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that no Lender shall be required to include in any such certificate any proprietary information (including, without limitation, any pricing information) or any other information that may not be disclosed pursuant to applicable confidentiality requirements or applicable law. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that the Borrower shall not be required to compensate any Lender under this Section 2.16(b) for any cost of terminating or liquidating any hedge or related trading position (such as a rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, swaption or any other similar transaction). A certificate of any Lender describing in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that no Lender shall be required to include in any such certificate any proprietary information (including, without limitation, any pricing information) or any other information that may not be disclosed pursuant to applicable confidentiality requirements or applicable law. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for Taxes, except as required by applicable law; provided that if the Borrower shall be required to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without duplication of any obligation set forth in subsection (a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section, but without duplication of any amounts paid or indemnified under Section 2.17(a)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times required by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation required by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a tax certificate substantially to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate, as described above, on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(h) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender (or its direct or indirect interest holders) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any successor provisions thereto.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in an Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension at the then applicable rate. All payments hereunder shall be made in Dollars.

(b) At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees, expenses and indemnification obligations then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees, expenses and indemnification obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, expenses and indemnification obligations then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof in contravention of the terms of this Agreement (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender whose consent is required fails to consent to an amendment or waiver that requires the consent of “each Lender” or “each Lender directly affected thereby” (or words of similar import) and that has been approved by the Required Lenders or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee (other than an Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the other parties thereto.

Section 2.20 [Intentionally Omitted].

Section 2.21 [Intentionally Omitted].

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that, except as otherwise provided in Section 10.02, this Section 2.22 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Executed Agreement. Receipt by the Administrative Agent of a copy of this Agreement executed by the Borrower (which, subject to Section 10.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page).

(b) Resolutions. Receipt by the Administrative Agent of copies of resolutions of the board of directors of the Borrower approving this Agreement and the transactions contemplated herein and authorizing the execution and delivery hereof, certified by a secretary or assistant secretary of the Borrower as of the Effective Date to be true and correct and in force and effect as of such date.

(c) Good Standing Certificate; Legal Existence Certificate. Receipt by the Administrative Agent of a certificate issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the Borrower’s jurisdiction of organization as to the due existence and good standing of the Borrower therein.

(d) Incumbency Certificate. Receipt by the Administrative Agent of specimen signatures of officers or other appropriate representatives executing this Agreement on behalf of the Borrower, certified by the secretary or assistant secretary of the Borrower as of the Effective Date.

(e) Articles of Incorporation. Receipt by the Administrative Agent of the articles of incorporation (or analogous document), as amended, of the Borrower, certified by the Secretary of State or other appropriate Governmental Authority of the Borrower’s jurisdiction of organization.

(f) Bylaws. Receipt by the Administrative Agent of the bylaws of the Borrower certified as of the Effective Date as true and correct by the secretary or assistant secretary of the Borrower.

(g) Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Party of the Borrower, certifying that, after giving effect to the transactions on the Effective Date, (i) each of the representations and warranties of the Borrower set forth in Article IV shall be true and correct in all material respects (or in all respects to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms), except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms) as of such earlier date and (ii) no Default or Event of Default shall have occurred and be continuing.

(h) Legal Opinions. The Administrative Agent shall have received customary legal opinions, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Lenders and dated as of the Effective Date, from (x) Wachtell, Lipton, Rosen & Katz, special New York counsel to the Borrower and (y) Robinson & Cole LLP, Connecticut counsel to the Borrower.

(i) Payment of Fees. All reasonable and documented out-of-pocket fees, costs and expenses (including, without limitation, legal fees and expenses for which invoices have been presented at least three (3) Business Days prior to the Effective Date or any shorter period agreed to by the Borrower), and all fees payable to the Arrangers, the Administrative Agent and the Lenders on the Effective Date pursuant to any fee letter, in each case, shall have been paid on the Effective Date.

(j) “Know Your Customer”, Patriot Act, Etc. The Administrative Agent shall have received all documentation and other information about the Borrower and its Subsidiaries that shall have been reasonably requested by the Administrative Agent (on behalf of any Lender) in writing at least five (5) Business Days prior to the Effective Date required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 3.02 Funding Date. The obligation of each Lender to make its Loan hereunder in an amount equal to its Commitment on the Funding Date is subject solely to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions, and no other conditions:

(a) the Effective Date has occurred;

(b) since the NSI Signing Date, there shall not have occurred a Material Adverse Effect (as defined in the NSI Acquisition Agreement as in effect on the NSI Signing Date, herein, an “NSI Material Adverse Change”);

(c) the Administrative Agent shall have received written notice of the Borrower’s intent to borrow as required by Article II;

(d) the NSI Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;

(e) at the time of (and after giving effect to) such Borrowing and the consummation of the NSI Acquisition, no Event of Default specified in Section 7.01(a) or Section 7.01(d) (with respect to the Borrower) shall have occurred and be continuing;

(f) the NSI Acquisition shall have been consummated, or substantially concurrently with the funding of the Loans on the Funding Date shall be consummated, in all material respects in accordance with the NSI Acquisition Agreement without giving effect to any amendments, modifications, supplements or waivers by the Borrower thereto or consents by the Borrower thereunder that are materially adverse to the Lenders or the Arrangers without each Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood that (i) any decrease in the cash portion of the consideration for the NSI Acquisition that is accompanied by a dollar-for-dollar reduction in the Commitments shall be deemed to be not materially adverse to the Lenders or the Arrangers, and (ii) any increase in the cash portion of the consideration for the NSI Acquisition that, together with any other increases since the NSI Signing Date, exceeds 10% of the purchase price shall be deemed to be materially adverse to the Lenders; provided that the Arrangers shall be deemed to have consented to any such amendment, modification, supplement or waiver unless the Arrangers shall object in writing thereto within five (5) Business Days of being notified by the Borrower of such amendment, modification, supplement or waiver and being provided with a copy thereof (and the Borrower shall provide to the Administrative Agent a certification as to the matters set forth in this clause (f));

(g) the Arrangers shall have received for the Borrower (i) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for the three fiscal years ended at least 60 days prior to the Funding Date and (ii) U.S. GAAP unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income and cash flows (in each case, except as permitted by the rules promulgated by the U.S. Securities and Exchange Commission and subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended at least 40 days before the Funding Date. The Borrower’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (g)(i) or (g)(ii), as applicable;

(h) the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Exhibit D certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Specified Transactions, are solvent;

(i) all reasonable and documented out-of-pocket fees, costs and expenses (including, without limitation, legal fees and expenses) for which invoices have been presented at least three (3) Business Days prior to the Funding Date (or any shorter period agreed to by the Borrower), and any ticking fees payable to the Arrangers, the Administrative Agent and the Lenders pursuant to Section 2.12(a) (as applicable), in each case, shall have been paid on the Funding Date; and

(j) the Administrative Agent shall have received confirmation of repayment of that certain Credit Agreement, dated as of November 15, 2024 (as amended by Amendment No. 1 dated as of October 21, 2025, and as further amended, amended and restated, supplemented or modified from time to time) by and among Wildcat Topco, Inc., NSI Intermediate, LP, NSI GP, LLC, NSI Buyer, LP, the other persons party thereto that are designated as a “Credit Party” therein, Alter Domus (US) LLC, as administrative agent and collateral agent, and each lender from time to time party thereto, together with any releases of guarantees and liens associated therewith (or a customary payoff letter authorizing the release thereof substantially concurrently with the Funding Date (or such later date as shall be acceptable to the Arrangers)).

The Borrowing on the Funding Date shall be deemed to constitute a representation and warranty by the Borrower on such date as to the matters specified in paragraphs (b), (d) and (e) of this Section.

Section 3.03 Certain Funds Period. During the period from and including the Effective Date to and including the earlier of (x) the Specified Outside Date and (y) the funding of the Loans on the Funding Date (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding the Specified Representations and/or NSI Acquisition Agreement Representations given as a condition to the Funding Date) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants, (iii) any provision to the contrary in any Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an Event of Default specified in Section 7.01(a) or Section 7.01(d) (with respect to the Borrower) shall have occurred and is continuing) (1) cancel any of its Commitments, (2) rescind, terminate or cancel the Loan Documents or exercise any right or remedy or make or enforce any claim under the Loan Documents, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan, (3) refuse to participate in making its Loan; provided that the applicable conditions precedent to the making of the Loans set forth Section 3.02 have been satisfied, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent set forth in Section 3.02 is not satisfied on the Funding Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, on each of the Effective Date and the Funding Date, that:

Section 4.01 Organization and Good Standing. The Borrower and each of the Borrower’s Significant Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept applies to such entity) under the laws of the jurisdiction of its organization, is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 4.02 Due Authorization. The Borrower (i) has the power and requisite authority to execute, deliver and perform this Agreement and (ii) is duly authorized to, and has been authorized by all necessary action, to execute, deliver and perform this Agreement.

Section 4.03 No Conflicts. Neither the execution and delivery of this Agreement by the Borrower, nor the consummation of the transactions contemplated herein, nor performance by the Borrower of and compliance with the terms and provisions hereof will (i) violate or conflict with any provision of the Borrower’s articles of incorporation or bylaws (or analogous documents), (ii) violate, contravene or materially conflict with any law, regulation (including Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which the Borrower is a party or by which the Borrower may be bound or (iv) result in or require the creation of any Lien upon or with respect to the Borrower’s properties, except to the extent that any such violation, contravention, conflict or Lien referred to in the foregoing clauses (ii), (iii) or (iv) would not reasonably be expected to have a Material Adverse Effect.

Section 4.04 Governmental Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement, except to the extent that the failure to obtain such consents, approvals, authorization or orders, or to make any such filing, registration or qualification, would not reasonably be expected to have a Material Adverse Effect.

Section 4.05 Enforceable Obligations. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.06 Financial Condition; No Material Adverse Effect. The financial statements and financial information provided to the Lenders, consisting of (a) an audited consolidated balance sheet of the Borrower and its Subsidiaries dated as of December 31, 2025, together with related consolidated statements of income, stockholders’ equity and changes in financial position or cash flow certified by PricewaterhouseCoopers LLP, the Borrower’s independent certified public accountants, and (b) an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries dated as of March 31, 2026, together with related condensed consolidated statements of income and cash flows certified by the Borrower’s chief financial officer, fairly represent in all material respects the financial condition of the Borrower and its Subsidiaries as of such respective dates and for such periods and such financial statements were prepared in accordance with GAAP applied on a Consistent Basis, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in the foregoing clause (b). Since December 31, 2025, there have occurred no changes or circumstances which have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 4.07 No Material Litigation. Except as disclosed in Schedule 4.07, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

Section 4.08 Taxes. Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower has filed, or caused to be filed, all Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due (including interest and penalties) and (ii) has paid all other Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing (or necessary to preserve any Liens in favor of the Lenders), by it or its Subsidiaries, except for such Taxes which are not yet delinquent or which are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

Section 4.09 Compliance with Law. The Borrower and each of its Subsidiaries is in compliance with all laws (including, without limitation, Environmental Laws), rules, regulations, orders and decrees applicable to it or to its properties, except for such laws, rules, regulations, orders and decrees noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 ERISA. Except, in the case of any of the following, for matters which would not have a Material Adverse Effect, (i) no reportable event (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan; (ii) as of the end of the most recent Plan year, no Plan has not satisfied applicable minimum funding standards under Section 412 of the Code or Section 302 of ERISA; (iii) no proceedings have been instituted, or, to the knowledge of the Borrower, planned, to terminate any Plan; (iv) neither the Borrower, any Subsidiary or any ERISA Affiliate, nor any duly-appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Plan; and (v) each Plan has been maintained and funded in all material respects with its terms and with the provisions of ERISA and the Code applicable thereto.

Section 4.11 Investment Company. The Borrower is not an “investment company,” as such term is defined in the Investment Company Act of 1940.

Section 4.12 Anti-Corruption Laws and Sanctions. (i) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, directors and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, (ii) none of (a) the Borrower or any Subsidiary or (b) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person and (iii) no proceeds of the Loans have been or shall be used by the Borrower or any of its Subsidiaries directly or, to the knowledge of the Borrower, indirectly, (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person described in clause (a) of the definition of Sanctioned Person or, to the knowledge of the Borrower, any Person described in clause (b) or (c) of the definition of Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom, or in a European Union member state.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as the Commitments are in effect and until the Loans, together with interest, fees and other obligations which are then due and payable hereunder, have been paid in full:

Section 5.01 Information Covenants. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available and in any event within 95 days after the close of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year together with related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year examined by PricewaterhouseCoopers LLP, the Borrower’s independent certified public accountants (or other independent public accountants of recognized national standing), whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a Consistent Basis and shall not be qualified as to the scope of the audit or as to the status of the Borrower or any of its Subsidiaries as a going concern (other than solely with respect to, or resulting from, an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered). The financial information required by this Section 5.01(a) may be delivered in the form of an Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

(b) Quarterly Financial Statements. As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period together with related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and accompanied by a certificate of the chief financial officer of the Borrower as having been prepared in accordance with GAAP applied on a Consistent Basis, subject to normal year-end audit adjustments and the absence of footnotes. The financial information required by this Section 5.01(b) may be delivered in the form of a Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

(c) Officer’s Certificates. At the time of delivery of the financial statements provided for in Sections 5.01(a) and (b) hereof, a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit B to the effect that the Borrower is in substantial compliance with the terms of this Agreement and no Default exists, or, if any Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. Such certificate shall set forth reasonably detailed calculations demonstrating compliance with Section 6.02.

(d) SEC Reports. Promptly upon transmission thereof, copies of all filings on Forms 10-K, 10-Q, 8-K and registration statements filed by the Borrower with the Securities and Exchange Commission, or any successor agency, and copies of all reports furnished by the Borrower to its stockholders.

(e) Notice of Default, Litigation, etc. Upon a Responsible Party of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent and the Lenders (i) promptly, but in any event within three (3) Business Days, of the occurrence of an event or condition constituting a Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) promptly, but in any event within five (5) Business Days, of the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect, (B) any levy of an attachment, execution or other process against its assets which is likely to have a Material Adverse Effect, (C) the occurrence of an event or condition which shall constitute a default or event of default under any other agreement for borrowed money in excess of $100,000,000 or (D) any development in its business or affairs which has resulted in, or which the Borrower reasonably believes is likely to result in, a Material Adverse Effect.

(f) Other Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and, upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

Section 5.02 Books and Records; Communication with Accountants. The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices. The Borrower will, and will cause each of its Subsidiaries to, at the request of the Administrative Agent, permit on reasonable notice officers or designated representatives of the Administrative Agent (or at any time during the continuance of an Event of Default, any Lender) to visit and inspect its properties, to examine its books and records, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and be advised as to the same by, the Borrower’s officers and its independent certified public accountants, all at such reasonable times and as often as reasonably requested (but not more than once annually if no Event of Default has occurred and is continuing).

Section 5.03 Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA), except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, unless the same is being contested in good faith by appropriate proceedings and adequate reserves therefor have been established in accordance with GAAP or unless the failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

Section 5.06 Use of Proceeds. The proceeds of the Loans hereunder will be used by the Borrower solely to finance the Specified Transactions. None of the proceeds will be used for the purpose of purchasing or carrying any “margin stock” (as such term is defined in Regulation U) or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock in violation of the requirements of Regulation U.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as the Commitments are in effect and until the Loans, together with interest, fees and other obligations which are then due and payable hereunder, have been paid in full:

Section 6.01 [Intentionally Omitted].

Section 6.02 Indebtedness. (a) The Borrower will not permit, as of the last day of each of its fiscal quarters, commencing with the first fiscal quarter-end date occurring on or after the Effective Date, total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis at such time outstanding to exceed 65% of Total Capitalization at such time.

(b) Without limiting paragraph (a) above, the Borrower will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness (including any Guarantee of any Indebtedness), except:

(i) Indebtedness of the “Foreign Subsidiary Borrowers” under and as defined in the Revolving Credit Agreement;

(ii) Indebtedness of any such Subsidiary owed to the Borrower or to a Subsidiary of the Borrower;

(iii) Indebtedness of any such Subsidiary existing on the Effective Date (all such Indebtedness of each Subsidiary in an outstanding principal amount of $10,000,000 or greater existing on the Effective Date being described on Schedule 6.02), future advances in respect of commitments under any agreements to incur Indebtedness existing on the Effective Date (all such agreements in respect of commitments of $10,000,000 or greater existing on the Effective Date being described on Schedule 6.02) and extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof or commitments thereunder (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement) or result in an earlier maturity date;

(iv) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(v) Indebtedness incurred in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Borrower or a Subsidiary in the ordinary course of business, (B) performance bonds or similar obligations of the Borrower or any of its Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business, and not for money borrowed, in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (C) Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(vi) Indebtedness incurred by any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence; and

(viii) Indebtedness of Subsidiaries not otherwise permitted hereunder; provided that, at the time of the creation, incurrence or assumption of any such Indebtedness and after giving effect thereto, the sum (without duplication) of (A) the aggregate outstanding principal amount of Indebtedness created, incurred or assumed pursuant to this clause (viii) and (B) the aggregate outstanding principal amount of Debt for Borrowed Money secured by Liens permitted under Section 6.05(e), does not exceed an amount equal to the greater of $65,000,000 and 15% of Tangible Net Worth at such time.

Section 6.03 Consolidation, Merger. The Borrower will not (a) dissolve, liquidate, or wind up its affairs or (b) consummate any transaction of merger or consolidation, or reorganize in a new jurisdiction; provided, that any such merger, consolidation or reorganization shall be permitted if (i) the Borrower is the surviving Person of such merger, consolidation or reorganization or (ii) the surviving Person in such merger, consolidation or reorganization shall be a Person existing under the laws of the United States of America, any state thereof or the District of Columbia (any such surviving Person, the “Successor Person”), so long as:

(A) in the case of clause (ii) of this proviso, the Successor Person shall expressly assume, by amendment to this Agreement executed by the Borrower, the Successor Person and the Administrative Agent (but not any other Lender), the due and punctual payment of the principal of and interest on the Loans and all other amounts payable by the Borrower under this Agreement and the payment and performance of every covenant hereof on the part of the Borrower to be performed or observed;

(B) in the case of clause (ii) of this proviso, the Administrative Agent and the Lenders shall have received all documentation and other information about the Successor Person that shall have been reasonably requested by the Administrative Agent or any Lender in writing at least three (3) Business Days prior to the effectiveness of such merger, consolidation or reorganization and that the Administrative Agent and Lenders determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (to the extent the Successor Person qualifies as a “legal entity customer” thereunder) the Beneficial Ownership Regulation; and

(C) in the case of any transaction described in Section 6.03(b) above, no Default shall have occurred and be continuing at the time of such merger, consolidation or reorganization or would result therefrom.

Section 6.04 Transfer of Assets. The Borrower will not sell, lease, transfer or otherwise dispose of all or substantially all of its property or assets, except to a Wholly-Owned Subsidiary of the Borrower.

Section 6.05 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Principal Property now owned or hereafter acquired by it to secure Debt for Borrowed Money of the Borrower or any Subsidiary, except:

(a) [reserved];

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not cover any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not cover any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement);

(d) any Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) any such Liens and the Debt for Borrowed Money secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (ii) such Liens shall not encumber any other property or assets of the Borrower or any Subsidiary or secure any Debt for Borrowed Money other than the Debt for Borrowed Money incurred to finance the acquisition, construction or improvement of such fixed or capital assets, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement); and

(e) Liens not otherwise permitted hereunder; provided that, at the time of the creation, incurrence or assumption of any Debt for Borrowed Money secured by any Lien and after giving effect thereto, the sum (without duplication) of (A) the aggregate outstanding principal amount of Indebtedness created, incurred or assumed pursuant to Section 6.02(b)(viii) and (B) the aggregate outstanding principal amount of Debt for Borrowed Money secured by Liens permitted under this clause (e), does not exceed an amount equal to the greater of $65,000,000 and 15% of Tangible Net Worth at such time.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall (i) default in the payment when due of any principal of any Loan, or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on any Loan, or of any fees or other amounts owing hereunder or in connection herewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein or in connection with this Agreement or in any statement or certificate delivered or required to be delivered pursuant hereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants. The Borrower shall (i) default in the due performance or observance of any term, covenant or agreement contained in Section 5.06 or Article VI, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 7.01) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice thereof by the Administrative Agent or any Lender to the Borrower; or if without the written consent of the Lenders, this Agreement shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder); or

(d) Bankruptcy, etc. (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(e) Payment Defaults and Acceleration under Other Agreements. The Borrower or any of its Subsidiaries shall (A) default in any payment with respect to any Indebtedness (other than the Loans hereunder) in excess of $100,000,000, individually or in the aggregate for the Borrower and its Subsidiaries collectively, or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Loans hereunder) in excess of $100,000,000 or contained in any instrument or agreement evidencing or securing or relating to such Indebtedness, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $100,000,000 or more in any instance or in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries collectively (not paid or fully covered by insurance provided by a carrier who has acknowledged coverage or covered by an indemnification provided by a credit-worthy indemnitor) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(g) ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(h) Change in Control. (i) Any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) either (A) becomes the “beneficial owner” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), directly or indirectly, of voting securities of the Borrower (or securities convertible into or exchangeable for such voting securities) representing 50% or more of the combined voting power of all voting securities of the Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower; or (ii) during any period of up to 12 consecutive months, commencing on the Effective Date, Continuing Directors shall cease for any reason (other than the death, disability or retirement of a director) to constitute a majority of the board of directors of the Borrower;

then, subject to Section 3.03, in any such event, and at any time thereafter, the Administrative Agent, upon the direction of the Required Lenders, shall, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Termination. Declare the Commitments of each Lender terminated, whereupon the Commitment of each Lender hereunder shall terminate immediately;

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all the outstanding Loans, together with all fees and other obligations of the Borrower accrued hereunder, to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(iii) Enforcement of Rights. Enforce any and all rights and remedies of the Administrative Agent or the Lenders in respect of the Loans, including without limitation all rights of setoff;

provided however that, notwithstanding the foregoing, if an Event of Default specified in Section 7.01(d) with respect to the Borrower shall occur, then the Commitments of the Lenders hereunder shall automatically terminate and the Loans, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or any Lender.

Section 7.02 Application of Payments. Notwithstanding anything herein to the contrary (but subject to Section 3.03), following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:

(a) all payments received on account of the Obligations shall, subject to Section 2.22, be applied by the Administrative Agent as follows:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.03 and amounts pursuant to Section 2.12(b) payable to the Administrative Agent in its capacity as such);

(ii) second, to the payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 10.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to the payment of that portion of the Obligations constituting interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than as set forth in the sixth paragraph of this Article VIII). It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders, or if such successor shall not have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of its business and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each party hereto agrees and acknowledges that (i) the Arrangers, the Syndication Agents and the Documentation Agents do not have any duties or responsibilities in their capacities as Arrangers, Syndication Agents or Documentation Agents, respectively, hereunder and shall not have, or become subject to, any liability hereunder in such capacities and (ii) the exculpation provisions contained herein relating to the Administrative Agent shall be equally applicable to the Arrangers, the Syndication Agents and the Documentation Agents, and the Arrangers, the Syndication Agents and the Documentation Agents shall each receive the full benefit thereof.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 10.03) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03).

Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender) and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, no Lender shall assert, and each Lender hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this paragraph shall be conclusive, absent manifest error.

Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender under this Agreement or any Loan Document, as applicable, with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower under or in connection with this Agreement or any other Loan Document.

Each party’s obligations under this paragraph and the three immediately preceding paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations owed by the Borrower under or in connection with this Agreement or any other Loan Document.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 40 Waterview Drive, Shelton, Connecticut 06484, Attention of Jonathon B. Murphy, Treasurer (Telephone No. (475) 882 4305), with a copy to Katherine A. Lane, Executive Vice President, General Counsel & Secretary (Telephone No. (475) 882-4285);

(ii) if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A., 131 S. Dearborn Street, Floor 04, Chicago, IL 60603-5506, Attention: Loan and Agency Servicing at the email provided in administrative questionnaire; for agency withholding tax inquiries, to agency.tax.reporting@jpmorgan.com; for agency compliance/financials/Intralinks, to agency.dataroom@jpmorgan.com; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including in respect of notices pursuant to Article II); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Approved Electronic Platforms.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER OR ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM (OTHER THAN AS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY OR ANY RELATED PERSON THEREOF OR A MATERIAL BREACH OF THE AGREEMENTS OF SUCH APPLICABLE PARTY OR ANY RELATED PERSON THEREOF SET FORTH IN THIS AGREEMENT).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(iv) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(e) Borrower Communications.

(i) The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(ii) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(iii) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR

INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL (OTHER THAN AS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY OR ANY RELATED PERSON THEREOF OR A MATERIAL BREACH OF THE AGREEMENTS OF SUCH APPLICABLE PARTY OR ANY RELATED PERSON THEREOF SET FORTH IN THIS AGREEMENT).

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(iv) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(v) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document

Section 10.02 Waivers; Amendments. (a) No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (except as provided in Section 2.14, Section 6.03 and clause (c) below); provided that, except as provided in Section 2.14, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change the last sentence of Section 2.09(c) or 2.18(b) or the first sentence of Section 2.18(c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change the payment waterfall provisions of Section 2.22(b) or 7.02 without the written consent of each Lender directly and adversely affected thereby or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents in a manner that is not adverse to the Lenders or to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including due diligence expenses, syndication expenses, electronic distribution expenses, consultant’s fees and expenses, travel expenses (to the extent consistent with the Borrower’s travel policy guidelines), and the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers (and if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for each group of similarly situated Indemnitees, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facility provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Arrangers, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses to which any such Indemnitee may become subject resulting from, or in connection with, (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, (ii) the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries (or any of its or their respective equity holders, Affiliates or creditors), and regardless of whether any Indemnitee is a party thereto, and, in each case, the Borrower shall reimburse the applicable Indemnitee or Indemnitees upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the willful misconduct or gross negligence of such Indemnitee or any Related Person (as defined below) thereof or a material breach of the agreements of such Indemnitee or any Related Person set forth in this Agreement or any other Loan Document or (y) a dispute that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claims against an Indemnitee in its capacity as the Administrative Agent, a Syndication Agent, a Documentation Agent or an Arranger). As used herein, “Related Person” of an Indemnitee means (a) any Controlling Person, any Controlled Affiliate or Subsidiary of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons, Controlled Affiliates or Subsidiaries and (c) the respective agents and advisors of such Indemnitee or any of its Controlling Persons, Controlled Affiliates or Subsidiaries.

(c) Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (d) of this Section 10.03 to the Administrative Agent and each Related Party of the Administrative Agent (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims (including intraparty claims), demands, damages or liabilities of any kind, and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such losses, claims (including intraparty claims), demands, damages or liabilities of any kind, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Arrangers, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) (i) for any losses, claims, damages, liabilities or related expenses arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and any transmission of Communications through an Approved Electronic Platform) except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person thereof or a material breach of the agreements of such Lender-Related Person set forth in this Agreement or any other Loan Document, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof. The Borrower shall not be liable to any Lender-Related Person for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, any Loan or the use of the proceeds thereof; provided, that this sentence shall not limit the Borrower’s indemnification obligations under Section 10.03(b) hereof.

(e) All amounts due under this Section shall be payable not later than five days after written demand therefor.

(f) The Borrower’s indemnity obligation under Sections 10.03(a) and (b) hereof shall not apply with respect to Taxes other than Taxes that represent losses, damages, claims, liabilities or related expenses arising from any non-Tax claim.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise set forth herein, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that, after the funding of the Loans on the Funding Date, (1) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (2) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(a) or (d) has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that, after the funding of the Loans on the Funding Date, no consent of the Administrative Agent shall be required for an assignment to an Affiliate of a Lender or for an assignment to an assignee that is a Lender (other than a Defaulting Lender) immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a) or (d) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraphs (b)(i) and (b)(ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than to an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall (subject to such Participant’s compliance with clause (c)(ii) below) be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.18(c), 2.18(d) and 2.19 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.17(e) and 2.17(h) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered by each Participant to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 10.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that (a) the interpretation of NSI Material Adverse Change and whether an NSI Material Adverse Change has occurred, (b) the accuracy of any NSI Acquisition Agreement Representation and whether as a result of a breach thereof the Borrower (or any of the Borrower’s Subsidiaries) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or its Subsidiary’s) obligations under the NSI Acquisition Agreement, or to decline to consummate the NSI Acquisition pursuant to the NSI Acquisition Agreement and (c) whether the NSI Acquisition has been consummated in accordance with the NSI Acquisition Agreement, shall be governed by and construed in accordance with the internal Laws (as defined in the NSI Acquisition Agreement as in effect on the NSI Signing Date) of the State of Delaware without giving effect to conflict-of-laws principles that might require the application of the Laws (as defined in the NSI Acquisition Agreement as in effect on the NSI Signing Date) of any other jurisdiction.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought by the Lenders against the Administrative Agent or any of its Related Parties relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties) may only be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding (whether in tort, contract, law or equity) relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(d) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (c) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its and its Affiliates’ respective directors, officers, employees and agents, including accountants, portfolio management servicers, third party services providers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, (2) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or Subsidiaries or (3) is independently developed by the Administrative Agent or any Lender or (i) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility evidenced by this Agreement or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Affiliates or Subsidiaries relating to the Borrower or any of its Affiliates or Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates or Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any of its Affiliates or Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and Beneficial Ownership Regulation, each Lender is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and each such Subsidiary and other information that will allow such Lender to identify the Borrower and each such Subsidiary in accordance with the Patriot Act and Beneficial Ownership Regulation.

Section 10.15 [Intentionally Omitted].

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

The Borrower further acknowledges and agrees that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as the one provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 10.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Credit Party that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Credit Party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.18 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.19 California Privacy Rights Act. The parties hereto do not anticipate any disclosure of personal information of California residents to Citi, or any collection or processing of personal information of California residents, in connection with the transactions contemplated hereunder and Citi’s services contemplated under this Agreement; provided however, to the extent any California personal information subject to the CPRA and its implementing regulations is disclosed by the Borrower to Citi and is covered by the CPRA and its implementing regulations, Citi agrees to process such personal information only for the limited and specified business purposes of facilitating the execution of the transactions contemplated hereunder upon the direction of Borrower or as otherwise provided by, and in compliance with, the CPRA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUBBELL INCORPORATED, as the Borrower

By:	/s/ Jonathon B. Murphy
	Name:	Jonathon B. Murphy
	Title:	Treasurer

Signature Page to Term Loan Agreement

Hubbell Incorporated

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent

By:	/s/ Nicholas Nussbaum
	Name:	Nicholas Nussbaum
	Title:	Vice President

Signature Page to Term Loan Agreement

Hubbell Incorporated

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Timothy J. Waltman
	Name:	Timothy J. Waltman
	Title:	Senior Vice President

Signature Page to Term Loan Agreement

Hubbell Incorporated

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Casey Klepsch
	Name:	Casey Klepsch
	Title:	Senior Vice President

Signature Page to Term Loan Agreement

Hubbell Incorporated

CITIBANK, N.A., as a Lender

By:	/s/ Susan Olsen
	Name:	Susan Olsen
	Title:	Vice President

Signature Page to Term Loan Agreement

Hubbell Incorporated

M&T Bank, as a Lender

By:	/s/ Donna J. Emhart
	Name:	Donna J. Emhart
	Title:	Director

Signature Page to Term Loan Agreement

Hubbell Incorporated

TD Bank, N.A., as a Lender

By:	/s/ Daniel Tulloch
	Name:	Daniel Tulloch
	Title:	Managing Director

Signature Page to Term Loan Agreement

Hubbell Incorporated

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lauren Polzin
	Name:	Lauren Polzin
	Title:	Assistant Vice President

Signature Page to Term Loan Agreement

Hubbell Incorporated

Citizens Bank, N.A., as a Lender

By:	/s/ Andrew Schwartz
	Name:	Andrew Schwartz
	Title:	Vice President

Signature Page to Term Loan Agreement

Hubbell Incorporated

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

Signature Page to Term Loan Agreement

Hubbell Incorporated

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Andrew D. Holz
	Name:	Andrew D. Holz
	Title:	Senior Vice President

Signature Page to Term Loan Agreement

Hubbell Incorporated